Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Global Engine Group Holding Limited on Form F-1 of our report dated March 25, 2022, with respect to our audits of the consolidated financial statements of Global Engine Group Holding Limited and Subsidiaries as of June 30, 2021 and 2020, and for each of the years in the two-year period ended June 30, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

August 16, 2022